EXHIBIT 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Investor Contact: Diana Vesga Univision Communications Inc. 310-556-7695	Media Contact: Stephanie Pillersdorf Citigate Sard Verbinnen 212-687-8080

UNIVISION ANNOUNCES RECORD 2004 SECOND QUARTER RESULTS

Net Revenue Increases 55%
Net Income Increases 101%
EPS Increases from $0.16 to $0.24

Univision Network Broadcasts 49 out of the Top 50 Programs Among Hispanic Households

LOS ANGELES, CA, August 4, 2004 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the second quarter ending June 30, 2004, exceeding second quarter guidance as to net revenues, operating income before depreciation and amortization, and earnings per share.

Consolidated second quarter 2004 net revenue increased 55% to $495.3 million from $320.2 million in 2003.  Operating income before depreciation and amortization(1) increased 64% to $177.5 million in 2004 from $108.2 million in 2003. Net income increased 101% to $83.7 million in 2004 from $41.6 million in 2003 and diluted earnings per share increased to $0.24 in 2004 from $0.16 in 2003.

On a pro forma basis(2), giving effect to the merger between the Company and Hispanic Broadcasting Corporation in 2003, second quarter 2004 net revenue increased 25% to $495.3 million from $395.6 million in 2003.  Pro forma operating income before depreciation and amortization increased 31% to $177.5 million in 2004 from $135.3 million in 2003.  Pro forma net income increased 63% to $83.7 million in 2004 from $51.4 million in 2003 and diluted earnings per share increased to $0.24 in 2004 from $0.15 in 2003.

On a pro forma basis, excluding the effect of the variable interest entities (“VIE’s”)(3)  in 2004, second quarter net revenue increased 17% (compared to guidance of low to mid teens percentage growth) to $464.7 million. Operating income before depreciation and amortization increased 27% (compared to guidance of mid to high teens percentage growth) to $171.3 million.  Net income increased 63% to $83.7 million and diluted earnings per share increased to $0.24 (compared to guidance of $0.18 to $0.20).

A. Jerrold Perenchio, Univision Communications Inc. Chairman and Chief Executive Officer, said, “I’m extremely pleased with Univision’s record second quarter results. Our growth can be attributed to strong quarterly performance at each of our divisions as advertisers continued to increase their commitment to building brands nationally and locally through our Spanish-language media assets.  Our television business performed exceptionally well, as did our recently acquired radio business, which significantly added to our profitability.   In addition, our emerging music business saw increases in cash flow and our online business continued to see improvements.”

(1) See tables on page 7 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

(2) See Page 3 – Pro Forma Results

(3) See Page 10 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

Ray Rodriguez, President, Univision Television Networks said “The Univision television networks reached new heights during the quarter, with Univision attracting more Adult 18-49 and 18-34 viewers in primetime and total day than any previous second quarter; in fact, in the second quarter of 2004, Hispanic Adults 18-49 watching English-language primetime television dropped to 47% compared to 51% in the second quarter of 2003. Our new Telefutura Network is consistently gaining ground on Telemundo and is already ahead in some dayparts, and Galavision continues to outdeliver all the other Spanish-language cable networks combined.”

McHenry T. Tichenor, Jr., President, Univision Radio, said, “The radio division posted solid performance in the second quarter with pro forma revenue growth of 19%, comparing favorably to reported industry growth of 2%.  We also delivered significant operating leverage, as profitability grew by over 25%.  The Company’s continued focus on integrated sales across all the Univision media platforms yielded significant gains, and RadioCadena Univision, our new AM talk network, continued to grow in revenue and profitability, while providing uniquely helpful and informative programming to a growing audience.”

The following table sets forth the Company’s unaudited financial performance for the three and six months ended June 30, 2004 and 2003 by segment.

	Three Months Ended June 30,
$ in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2004	2003	2004	2003
Television (a)	$349.7	$287.9	$134.4	$107.9
Radio (b)	91.0	—	34.8	—
Music (c)	50.4	29.1	10.4	2.8
Internet	4.2	3.2	(2.1)	(2.5)
Consolidated (d)	$495.3	$320.2	$177.5	$108.2

	Six Months Ended June 30,
$ in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2004	2003	2004	2003
Television (a)	$609.0	$519.3	$209.4	$175.1
Radio (b)	154.3	—	50.6	—
Music (c)	76.8	56.6	12.2	6.4
Internet	8.1	5.9	(4.6)	(6.1)
Consolidated (d)	$848.2	$581.8	$267.6	$175.4

(a) The Company began accounting for its variable interest entities (“VIEs”)(4) on March 31, 2004. The TV-related VIE contributed $14.2 of net revenues and $1.8 of operating income before depreciation and amortization for the three and six months ended June 30, 2004.

(b) Radio was acquired on September 22, 2003.

(c) The Music-related VIE contributed $16.4 of net revenues and $4.4 of operating income before depreciation and amortization for the three and six months ended June 30, 2004.

(d) The VIEs contributed in total $30.6 million of net revenues and $6.2 million of operating income before depreciation and amortization for the three and six months ended June 30, 2004.

(4) See Page 10 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

PRO FORMA RESULTS

The following unaudited pro forma information gives effect to the merger between the Company and Hispanic Broadcasting Corporation, now called Univision Radio, and assumes that the transaction had occurred as of January 1, 2003. The pro forma information is presented for informational purposes only. You should not rely on the pro forma information as an indication of the results of operations of future periods or the results that actually would have been realized had the companies been a single company during the period presented. The pro forma information is based upon available information and upon certain assumptions that management of the Company believes are reasonable. The pro forma information includes adjustments that give effect to the merger under the purchase method of accounting. The pro forma information does not reflect any pro forma adjustments for other acquisitions in 2003 by the Company or Hispanic Broadcasting Corporation, as the acquisitions do not individually or in the aggregate exceed the threshold for reporting of a significant subsidiary.  The pro forma information does not reflect any adjustments for synergies that the Company may realize from the acquisition.

	Three Months Ended June 30,			Six Months Ended June 30,
Unaudited $ in millions (except per share data)	Actual 2004	Pro forma 2003	Change	Actual 2004	Pro forma 2003	Change
Net revenues	$495.3	$395.6	+25%	$848.2	$712.0	+19%

Operating Income Before Depreciation and Amortization(5)	177.5	135.3	+31%	267.6	211.6	+26%

Net income	83.7	51.4	+63%	115.3	68.6	+68%

Basic Earnings Per Share	0.26	0.16	+63%	0.36	0.21	+71%

Diluted Earnings Per Share	0.24	0.15	+60%	0.33	0.20	+65%

Excluding the VIEs for the three and six months ended June 30, 2004, net revenues increased 17% and 15%, respectively, and operating income before depreciation and amortization increased 27% and 24%, respectively. The VIEs contributed $30.6 million to net revenues for the three and six months ended June 30, 2004 or 7.7% and 4.3% of the increase in net revenues, respectively. The VIEs contributed $6.2 million to operating income before depreciation and amortization for the three and six months ended June 30, 2004 or 4.6% and 2.9% of the increase in operating income before depreciation and amortization, respectively. The consolidation of the VIEs had no impact on the Company’s net income.  Pro forma net income includes merger costs of $0.4 million and $1.2 million for the three and six months ended June 30, 2003, respectively, net of tax incurred by Hispanic Broadcasting Corporation and charged to operating expense.

THIRD QUARTER GUIDANCE

The third quarter guidance below compares the consolidated 2004 estimates to the 2003 pro forma results.

Including the effect of FIN 46(6), Univision expects net revenues to increase by high teen percentages. Operating income before depreciation and amortization is expected to increase by high teen to low twenty percentages, excluding third quarter 2003 merger expenses of $13.1 million.  Depreciation and amortization expense is expected to be approximately $26 million.

(5) See tables on page 7 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “pro forma operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

(6) See Page 10 –Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

The effect of FIN 46 contributes net revenues of approximately $25 million and operating income before depreciation and amortization growth of 3.0% to 3.5%. Depreciation and amortization increases by approximately $3 million.

Excluding the effect of FIN 46, Univision expects net revenues to increase by low double digit percentages. Operating income before depreciation and amortization is expected to increase by mid to high teen percentages, excluding third quarter 2003 merger expenses of $13.1 million.  Depreciation and amortization expense is expected to be approximately $23 million.

Diluted earnings per share are expected to increase from $0.12 pro forma in the third quarter of 2003 to between $0.18 and $0.20 in the third quarter of 2004.  Diluted earnings per share will not be affected by the adoption of FIN 46.

On our corporate website, www.univision.net, please go to Financials and Other Filings in the Investor Relations section, and for the year 2003, go to Other Financial Information for copies of pro forma income statements which include the acquisition of Hispanic Broadcasting Corporation.

TELEVISION HIGHLIGHTS

Combined Univision Television Broadcast Networks’ Highlights

The Univision broadcast networks’ popularity continued to serve as a catalyst for growth in total Spanish-language broadcast television viewing in the U.S. in the quarter, as more Hispanic Adults 18-49 chose Spanish-language television over English-language television in primetime than ever before.   During the quarter, the “Big Four” English-language networks experienced an average Adult 18-49 audience decline of 2% in primetime and 1% in total day compared to last year. The Univision broadcast networks by contrast grew their combined Adult 18-49 audience by 9% in primetime and 13% in total day.

In the quarter, the Univision and TeleFutura Networks combined reached record audience levels in every daypart among nearly every demographic compared to the audience levels achieved by both networks in the second quarter of 2003 (see chart below).

	Demographic	% Change in Combined Broadcast Network Audience

Total Primetime
M-Su/7pm-11pm	Hispanic Adults 18-34*	+6%
	Hispanic Adults 18-49*	+9%
	Hispanic Women 18-49	-2%
	Hispanic Men 18-49*	+23%
	Hispanic Persons 2+*	+8%

Sign-on to Sign-off
M-Su/7am-2am	Hispanic Adults 18-34*	+6%
	Hispanic Adults 18-49*	+13%
	Hispanic Women 18-49*	+7%
	Hispanic Men 18-49*	+21%
	Hispanic Persons 2+*	+11%

* Record second quarter audience level achieved

Source: Nielsen Media Research

Univision Network

In the second quarter of 2004, the Univision Network broadcast 49 of the top 50 programs regardless of language among Hispanic Households and attracted more Adult 18-49 and 18-34 viewers in primetime and total day than any second quarter in the Company’s history.  Univision’s Hispanic Adult 18-49 audience in the second quarter grew 4% in primetime and 8% in total day, reaching viewership levels higher than the combined Hispanic audiences of ABC, CBS, NBC, FOX, WB, UPN and PAX.

Locally, during the May Sweeps, Univision’s owned and operated stations outperformed their English-and Spanish-language competitors in primetime taking the #1 spot in Los Angeles, Miami and Fresno (tie) among all Adults 18-49 and Los Angeles, Miami, Houston and Fresno among all Adults 18-34.  Univision stations also took the #1 spot in the May Sweeps sign-on to sign-off among all broadcast stations regardless of language in Los Angeles, Miami and Fresno among all Adults 18-49 and Los Angeles, Miami, Houston, Dallas, Phoenix and Fresno among all Adults 18-34.

TeleFutura Network

In the quarter, TeleFutura achieved its highest second quarter audience levels among Hispanic Households, Total Viewers, Adults 18-49 and 18-34 during primetime, daytime, total day, early fringe, late fringe, and weekend daytime.  Compared to the 2003 second quarter, TeleFutura grew its Adult 18-49 audience 33% in primetime and 33% in total day.  TeleFutura’s Adult 18-49 daytime audience also grew an impressive 76% in the quarter, enabling it to overtake Telemundo as the nation’s #2 Spanish-language broadcast network in this daypart for the second consecutive quarter.  In addition to daytime, TeleFutura was the #2 Spanish-language broadcast network in early morning among Hispanic Adults 18-49 for the tenth consecutive quarter.  The two-year-old Network is quickly moving towards its goal of becoming the #2 Spanish-language network overall, already consistently overtaking Telemundo in key dayparts.

Locally, TeleFutura’s Los Angeles station surpassed Telemundo in the May Sweeps to become the #2 Spanish-language Network in total day among Hispanic Adults 18-49 and 18-34.  At the same time, more Hispanic Adults 18-34 watched TeleFutura in Houston and Fresno (tie) sign-on to sign-off than Telemundo. TeleFutura stations were also #2 in the May Sweeps during the morning daypart with its family-friendly novelas competing head-to-head with Telemundo’s morning news/entertainment program in Los Angeles, Chicago, Dallas, and Fresno among Hispanic Adults 18-49, and in Los Angeles, Miami, Chicago, Fresno, Dallas, Houston, and San Antonio among Hispanic Adults 18-34.

Galavisión Network

In the quarter, the Galavisión Network once again ranked as the leading Spanish-language cable network and drew more Hispanic Adult 18-49 viewers than the other 13 Spanish-language cable networks combined by 13% in primetime and 33% in total day.  Galavision attracted record second quarter Adult 18-49 audience levels in total day and daytime.  The 24-hour cable Network’s Adult 18-49 audience grew 26% in total day and 41% in daytime compared to last year.

RADIO HIGHLIGHTS

Univision Radio, the leading Spanish-language radio operator, achieved notable second quarter pro forma revenue growth of 19% on net revenues compared to a revenue growth of 2% for the industry as a whole, as reported by the Radio Advertising Bureau.  Overall revenue growth was propelled by increases across many of the Company’s advertising categories, particularly the financial, grocery store, beverage, telephone/cellular, and real estate categories.

Second quarter revenue growth was solid and broad-based, showing strength in both local and national revenues, and outperforming the market in 15 out of the 16 markets in which the Company operated stations during the same period last year, including Los Angeles. RadioCadena Univision, the Company’s newly launched AM Network, showed impressive results in its first full quarter of operation, contributing approximately 1.5% to the overall Univision Radio net revenue growth.   Supplemented by locally produced

content, RadioCadena Univision continued expansion of its programming line-up, now boasting popular syndicated shows on personal finance, relationships, healthcare, sports, autos, home improvement, entertainment, and beauty.

MUSIC HIGHLIGHTS

Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in the Mexico-based Disa Records as well as the Univision Music publishing companies, was once again the leading Spanish-language music company in the United States. During the second quarter, an average of 42 of the top 100 Latin albums sold in the U.S. were by Univision Music Group artists. Univision Music Group artists’ albums were nominated for 16 Latin Grammy awards, the most in the Company’s three-year history. At times during the quarter, Univision Music Group held nine of the top ten spots on Billboard’s SoundScan chart, with three of its artists reaching the #1 spot during that period.

INTERNET HIGHLIGHTS

In the quarter, Univision.com was once again the #1 Spanish-language website among U.S. Hispanics according to Nielsen NetRatings. The destination continued its growth, posting a 33% increase in page impressions compared to the 2003 second quarter. Visits to Univison.com increased 50% compared to second quarter 2003.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Wednesday, August 4 at 5:00 p.m. ET.  The call can be accessed by dialing 913-981-4900 or via webcast at www.univision.net.   The webcast will be available for one year.  The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 601460.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 79% of U.S. Hispanic Households; Univision Television Group, which owns and operates 24 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 31 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 68 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 30% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth.  Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; and unanticipated interruptions in our broadcasting for any reason, including acts of terrorism.  Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission.  Univision assumes no obligation to update forward-looking information contained in this press release.

Reconciliation of Net Revenues excluding the VIEs

The Company is using the term net revenues excluding the VIEs primarily for comparison purposes since the Company was required to consolidate the VIEs, which it does not own, in accordance with FIN 46 as of March 31, 2004.

$ in millions	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
Net revenues excluding VIEs	$464.7	$817.6
VIE net revenues	30.6	30.6
Net Revenues	$495.3	$848.2

Reconciliation of Operating Income Before Depreciation and Amortization and Pro Forma Operating Income Before Depreciation and Amortization to Net Income

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

The tables below sets forth a reconciliation of historical operating income before depreciation and amortization to historical consolidated net income and to historical operating income for each segment, which are the most directly comparable GAAP financial measures.

	Three Months Ended June 30, 2004
$ in millions	Consolidated		Television		Radio	Music		Internet
Operating income (loss) before depreciation and amortization	$177.5	(a)	$134.4	(a)	$34.8	$10.4	(a)	$(2.1)
Depreciation and amortization	27.3		16.2		5.0	5.1		1.0
Operating income (loss)	150.2		$118.2		$29.8	$5.3		$(3.1)
Other (income) expense:
Interest expense, net	15.4
Stock dividend	(0.5)
Equity loss in unconsolidated subsidiaries/other	0.9
Amortization of deferred financing costs	0.9
Noncontrolling interest	1.5
Provision for income taxes	48.3
Net income	$83.7

(a) Consolidated VIE operating income before depreciation and amortization totaled $6.2 million, the television and music VIEs contributed $1.8 million and $4.4 million, respectively.

	Three Months Ended June 30, 2003
$ in millions	Consolidated	Television	Radio (b)	Music	Internet
Operating income (loss) before depreciation and amortization	$108.2	$107.9	$—	$2.8	$(2.5)
Depreciation and amortization	19.5	15.8	—	2.4	1.3
Operating income (loss)	88.7	$92.1	$—	$0.4	$(3.8)
Other (income) expense:
Interest expense, net	18.6
Equity loss in unconsolidated subsidiaries/other	1.6
(Gain) on change in Entravision ownership interest	(1.8)
Amortization of deferred financing costs	0.9
Provision for income taxes	27.8
Net income	$41.6

(b) Radio was acquired on September 22, 2003.

	Six Months Ended June 30, 2004
$ in millions	Consolidated		Television		Radio	Music		Internet
Operating income (loss) before depreciation and amortization	$267.6	(a)	$209.4	(a)	$50.6	$12.2	(a)	$(4.6)
Depreciation and amortization	51.9		32.3		10.2	7.4		2.0
Operating income (loss)	215.7		$177.1		$40.4	$4.8		$(6.6)
Other (income) expense:
Interest expense, net	31.1
Stock dividend	(5.5)
Equity loss in unconsolidated subsidiaries/other	1.9
Amortization of deferred financing costs	1.8
Noncontrolling interest	1.5
Provision for income taxes	69.6
Net income	$115.3

(a) Consolidated VIE operating income before depreciation and amortization totaled $6.2 million, the television and music VIEs contributed $1.8 million and $4.4 million, respectively.

	Six Months Ended June 30, 2003
$ in millions	Consolidated	Television	Radio (b)	Music	Internet
Operating income (loss) before depreciation and amortization	$175.4	$175.1	$—	$6.4	$(6.1)
Depreciation and amortization	39.2	31.2	—	5.4	2.6
Operating income (loss)	136.2	$143.9	$—	$1.0	$(8.7)
Other (income) expense:
Interest expense, net	37.2
Equity loss in unconsolidated subsidiaries/other	8.1
(Gain) on change in Entravision ownership interest	(1.5)
Amortization of deferred financing costs	1.9
Provision for income taxes	36.1
Net income	$54.4

(b) Radio was acquired on September 22, 2003.

The table below sets forth a reconciliation of pro forma operating income before depreciation and amortization to historical consolidated net income for the three and six months ended June 30, 2003, which is the most directly comparable GAAP financial measure.

$ in millions	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003

Pro Forma operating income before depreciation and amortization	$135.3	$211.6
Hispanic Broadcasting Corporation operating income before depreciation and amortization	(27.4)	(36.4)
Pro Forma Adjustment	0.3	0.2
Operating income before depreciation and amortization	108.2	175.4
Depreciation and amortization	19.5	39.2
Operating income	88.7	136.2
Other (income) loss:
Interest expense, net	18.6	37.2
Equity loss in unconsolidated subsidiaries/other	1.6	8.1
(Gain) on change in Entravision ownership interest	(1.8)	(1.5)
Amortization of deferred financing costs	0.9	1.9
Provision for income taxes	27.8	36.1
Net income	$41.6	$54.4

Adoption of FIN 46 “Consolidation of Variable Interest Entities”

On March 31, 2004, the Company was required to adopt Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides new guidelines about when a company should consolidate in its financial statements the assets, liabilities and operating results of another entity (variable interest entity or “VIE”).

Under the guidelines of FIN 46, the Company is required to consolidate Disa Records, a Mexico-based music recording and publishing company owned 50% by the Company and 50% by the Chavez family. The Company has a call right and the Chavez family has a put right, which requires the Company to purchase the remaining 50% of Disa Records for $75,000,000, subject to certain upward adjustments.

Under the guidelines of FIN 46, the Company is also required to consolidate WLII/WSUR, Inc., a Delaware corporation (“WLII”) owned 100% by Raycom Media, Inc. (“Raycom”).  WLII owns two television stations operating in Puerto Rico.  The Company has an option to acquire WLII for $190,000,000 backed by a $20,000,000 non-refundable deposit in the form of a standby letter of credit.

The VIEs, Disa Records and WLII, account for less than 5% of the consolidated assets of the Company. Because the Company adopted FIN 46 as of March 31, 2004, the Company’s results of operations includes the results of operations of the VIEs for the three months ended June 30, 2004. The Company deducted 50% of the net income or loss attributable to the Chavez’ interest in Disa Records and 100% of the net income or loss attributable to Raycom’s ownership of WLII to reflect eliminations of the interests not owned by the Company.  Consequently, the adoption of FIN 46 does not have an effect on net income. The equity method of accounting and the VIE consolidation of Disa have the same effect on the Company’s net income. WLII’s net income had no impact on our net income since Raycom owns 100% of WLII.

The following represents the income statement information consolidated by the Company for Disa Records and WLII:

	Three and Six months ended June 30, 2004
$ in millions	Combined VIEs	Disa Records	WLII
Net revenues	$30.6	$16.4	$14.2
Direct operating expenses (excluding depreciation expense)	17.2	9.2	8.0
Selling, general and administrative expenses (excluding depreciation expense)	7.2	2.8	4.4
Depreciation and amortization	3.8	3.4	0.4
Operating income	2.4	1.0	1.4
Noncontrolling interest	1.5	0.4	1.1
Other expense / (income)	0.3	—	0.3
Income before taxes	0.6	0.6	—
Provision for income taxes	0.2	0.2	—
Net income	$0.4	$0.4	$—

The consolidation of the VIEs had no impact on the Company’s net income. The Company would have booked $0.4 million as equity income in unconsolidated subsidiaries prior to the adoption of FIN 46.

The following table sets forth selected earnings per share data from the Company’s financial statements.

	Three Months Ended June 30,			Six Months Ended June 30,
$ in millions	2004	2003	Change	2004	2003	Change
(except per share data)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Net income available to common stockholders (a)	$83.7	$41.6	+101%	$115.3	$54.4	+112%

Basic EPS
Net income per share available to common stockholders	$0.26	$0.18	+44%	$0.36	$0.24	+50%
Weighted average common shares outstanding	322.5	228.3		322.4	228.2

Diluted EPS
Net income per share available to common stockholders	$0.24	$0.16	+50%	$0.33	$0.21	+57%
Weighted average common shares outstanding	352.8	257.9		353.0	257.7

(a)          The second quarter of 2004 includes a tax benefit of $4.7 million or $0.01 of diluted earnings per share due to the resolution of various federal and state income tax audits.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2003 and 2004

(Dollars and shares in millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenues:
Television, radio and Internet services	$444.9	$291.1	$771.4	$525.2
Music products and publishing	50.4	29.1	76.8	56.6
Total net revenues	495.3	320.2	848.2	581.8

Direct operating expenses of television, radio and Internet services	144.0	107.6	276.1	210.2
Direct operating expenses of music products and publishing	27.3	17.1	42.7	32.5
Total direct operating expenses (excluding depreciation expense)	171.3	124.7	318.8	242.7

Selling, general and administrative expenses (excluding depreciation expense)	146.5	87.3	261.7	163.7
Depreciation and amortization	27.3	19.5	52.0	39.2
Operating income	150.2	88.7	215.7	136.2
Other expense / (income):
Interest expense, net	15.4	18.6	31.1	37.2
Amortization of deferred financing costs	0.9	0.9	1.8	1.9
Equity loss in unconsolidated subsidiaries / other	0.9	1.6	1.9	8.1
(Gain) on change in Entravision ownership interest	—	(1.8)	—	(1.5)
Stock dividend(1)	(0.5)	—	(5.5)	—
Noncontrolling interest	1.5	—	1.5	—
Income before taxes	132.0	69.4	184.9	90.5
Provision for income taxes(2)	48.3	27.8	69.6	36.1
Net income	$83.7	$41.6	$115.3	$54.4

(1)          Cumulative 7% annual dividend of the Company’s initial investment in Equity Broadcasting of $26,000,000 in June 2001.

(2)          The second quarter of 2004 includes a tax benefit of $4.7 million or $0.01 of diluted earnings per share due to the resolution of various federal and state income tax audits.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except share and per share data)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash	$79.7	$76.7
Accounts receivable, net	384.0	320.1
Program rights	33.5	39.8
Prepaid expenses and other	94.1	84.0
Total current assets	591.3	520.6

Property and equipment, net	576.7	555.5
Intangible assets, net	4,287.9	3,773.1
Goodwill	2,196.4	2,192.8
Deferred financing costs, net	12.6	14.1
Program rights	28.7	37.4
Investments in equity method investees	63.2	139.2
Investments in cost method investees	370.1	364.6
Other assets	34.0	45.6
Total assets	$8,160.9	$7,642.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$203.1	$209.4
Income taxes	28.0	6.0
Accrued interest	23.3	23.2
Accrued license fees	16.1	13.3
Deferred advertising revenues	—	4.3
Program rights obligations	19.1	26.8
Current portion of capital lease obligations	4.5	5.6
Total current liabilities	294.1	288.6

Long-term debt including accrued interest	1,312.1	1,295.1
Capital lease obligations	39.8	73.3
Deferred advertising revenues	—	5.4
Program rights obligations	22.1	25.6
Deferred tax liabilities	932.0	793.2
Other long-term liabilities	79.4	58.7
Total liabilities	2,679.5	2,539.9

Noncontrolling interest	255.0	—

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; 0 issued and outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 323,581,143 and 323,245,149 shares issued including shares in treasury at June 30, 2004 and December 31, 2003, respectively)	3.2	3.2
Paid-in-capital	4,620.3	4,611.1
Deferred compensation	(2.1)	(2.4)
Retained earnings	628.7	513.4
Accumulated other comprehensive losses	(1.5)	(0.1)
	5,248.6	5,125.2
Less common stock held in treasury (1,017,180 shares at cost at June 30, 2004 and December 31, 2003, respectively)	(22.2)	(22.2)
Total stockholders’ equity	5,226.4	5,103.0
Total liabilities and stockholders’ equity	$8,160.9	$7,642.9

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30,

(Dollars in millions)

(Unaudited)

	2004	2003

Net income	$115.3	$54.4
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	40.4	33.5
Loss on sale of fixed assets	0.2	—
Equity loss in unconsolidated subsidiaries	1.5	6.6
Amortization of intangible assets and deferred financing costs	13.4	7.6
Deferred income taxes	29.0	17.1
Stock dividend	(5.5)	—
Noncontrolling interest	0.8	—
Non-cash items	(0.4)	(2.0)
Changes in assets and liabilities; net of assets acquired and liabilities assumed
Accounts receivable	(43.1)	(3.0)
Program rights	16.5	6.5
Prepaid expenses and other assets	11.1	(25.8)
Accounts payable and accrued liabilities	(16.5)	8.8
Income taxes	21.2	22.8
Income tax benefit from options exercised	1.6	1.5
Accrued interest	0.1	(0.5)
Accrued license fees	2.8	1.2
Program rights obligations	(11.3)	(8.0)
Other, net	(4.8)	(1.8)
Net cash provided by operating activities	172.3	118.9

Cash flow from investing activities:
Acquisitions, net of acquired cash	(135.6)	(73.8)
Purchase of Los Angeles building	(52.5)	—
Capital expenditures	(30.0)	(24.1)
Investment in unconsolidated subsidiaries	1.7	(3.7)
Cash of variable interest entities	12.2	—
Other, net	0.3	—
Net cash used in investing activities	(203.9)	(101.6)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	170.0	191.0
Repayment of long-term debt	(142.7)	(181.1)
Proceeds from issuance of common stock	599.4	—
Repurchase of common stock	(599.4)	—
Exercise of stock options	7.7	3.8
Payment of offering costs	(0.1)	—
Deferred financing costs	(0.3)	(0.1)
Net cash provided by financing activities	34.6	13.6

Net increase in cash	3.0	30.9
Cash beginning of period	76.7	35.7

Cash end of period	$79.7	$66.6

Supplemental disclosure of cash flow information:
Interest paid	$36.4	$35.5
Income taxes paid (refunds)	$11.8	$(4.8)